EXHIBIT 33.1
AMENDMENT NO. 6
TO
LOAN AGREEMENT
AMENDMENT NO. 6 dated and effective as of September 15, 2005, among NICHOLAS FINANCIAL, INC. (“Borrower”), the financial institutions listed on the signature pages hereof (the “Lenders”) and BANK OF AMERICA, N.A., as agent for the Lenders (the “Agent”).
WHEREAS, the Borrower, the Agent and the Lenders are parties to a certain Amended and Restated Loan and Security Agreement, dated as of August 1, 2000 (the “Loan Agreement”), pursuant to which the Lenders have agreed, subject to the terms and conditions therein set forth, to provide certain financial accommodations to the Borrower; and
WHEREAS, the Borrower desires that the Lenders amend certain provisions of the Loan Agreement, and the Lenders are willing, subject to the terms and conditions hereinafter set forth, to do so;
NOW, THEREFORE, the parties hereto hereby agree as follows:
     SECTION 1.CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement.
     SECTION 2. AMENDMENTS. The Loan Agreement is hereby amended as follows:
     Section 1.1 of the Loan Agreement is hereby amended as follows:
     (a)The definition of Applicable Margin is hereby amended to read as follows:
          “Applicable Margin” means (i) with respect to Reference Rate Revolving Loans, zero and (ii) with respect to LIBOR Rate Revolving Loans, one and three quarters of one percent (1.75%).
     (b)The definition of Stated Termination Date” is hereby amended to read as follows:
     “‘Stated Termination Date’ means November 30, 2008.”
     Section 4.2 of the Loan Agreement Termination of Facility is hereby amended in its entirety to read as follows:
          “4.2 Termination of Facility. The Borrower may terminate this Agreement upon at least thirty (30) Business Days’ notice to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, (b) the payment of the early termination fee set forth in the next sentence, (c) the payment in full in cash of all other Obligations together with accrued and unpaid interest thereon, and (d) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4. If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 11.2, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

EXHIBIT 33.1

Period during which
early termination	Early Termination
occurs	Fee
On or prior to November 30, 2006	One percent (1%) of the Maximum Revolver Amount.
After November 30, 2006 but on or prior to November 30, 2007	One half of one percent (1/2%) of the Maximum Revolver Amount.
After November 30, 2007 but prior to November 30, 2008	One quarter of one percent (1/4%) of the Maximum Revolver Amount.”
     SECTION 3.EFFECTIVENESS. The amendment made herein shall become effective when Lenders shall have duly executed and delivered this Agreement and counterparts hereof shall have been duly executed and delivered to the Agent by the Borrower.
     SECTION 4. COUNTERPARTS AND GOVERNING LAW. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. This Agreement shall be governed by, and construed in accordance with the law of the State of New York.
     SECTION 5.REFERENCES TO LOAN AGREEMENT. From and after the effectiveness of this Agreement and the waivers and agreements contemplated hereby, all references in the Loan Agreement to “this Agreement”, “hereof”, “herein”, and similar terms shall mean and refer to the Loan Agreement as certain provisions thereof are amended or supplemented by this Agreement, and all references in other documents to the Loan Agreement shall mean such agreement as certain provisions thereof are amended or supplemented by this Agreement.
     SECTION 6.INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be ineffective and valid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.
     SECTION 7.RATIFICATION AND CONFIRMATION. The Loan Agreement is hereby ratified and confirmed and, except as herein otherwise agreed, remains unmodified and in full force and effect.

EXHIBIT 33.1
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower: NICHOLAS FINANCIAL, INC.
By:	/s/ Peter L. Vosotas
Peter L. Vosotas, President

Agent: BANK OF AMERICA, N.A., as Agent
By:	/s/ James C. Smith
James C. Smith, Vice President

Lenders: BANK OF AMERICA, N.A.
By:	/s/ James C. Smith
James C. Smith, Vice President

HIBERNIA NATIONAL BANK
By:	/s/ Anita G. Kennedy
Anita G. Kennedy, Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:	/s/ David Perry
David Perry, Senior Vice President

BoS (USA), INC.
By:	/s/ Joseph Fratus
Joseph Fratus, First Vice President